EXHIBIT 99.1
                              PRESS RELEASE OF REGISTRANT DATED JANUARY 31, 2002
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                        LIGHTPATH TECHNOLOGIES ANNOUNCES
                 SECOND QUARTER OF FISCAL 2002 FINANCIAL RESULTS
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                              FOR IMMEDIATE RELEASE


(JANUARY 31, 2002) Albuquerque, NM. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of high performance fiber-optic collimator, isolator and precision molded aspheric optics, today announced financial results for the second quarter and the first six months of the fiscal year ended June 30, 2002.

For the quarter ended December 31, 2001, the Company reported total revenues of $2.4 million compared to total revenues of $7.8 million for the second quarter of the previous fiscal year, a decrease of approximately 69%. Net loss for the quarter was $17.6 million, which includes approximately $11.2 million in non-cash charges for impairment of intangible assets and manufacturing equipment, the amortization of acquisition intangible assets and goodwill and stock-based compensation expense. The asset impairment charges relate to the recoverability of the values assigned to certain intangible assets in connection with acquisitions completed in fiscal 2000 and 2001. The values assigned to certain intangibles at acquisition may not be recoverable due to reduced revenue forecasts from those expected at acquisition due to the downturn in the telecom industry. In addition, the Company recorded charges of approximately $1.2 million for the write-off of inventory. Net loss applicable to common shareholders for the second quarter of fiscal 2002 was $17.6 million or $(0.91) per applicable common share, compared to a net loss of $8.8 million and net loss applicable to common shareholders of $8.9 million or $(0.46) per applicable common share for the second quarter of fiscal 2001. Excluding the non-cash charges and the write-off of inventory discussed above, which contributed $(0.64) and $(0.33) to the net loss per share for the second quarter of fiscal 2002 and fiscal 2001 respectively, the net loss per applicable common share would have been $(0.27) in the second quarter of fiscal 2002, as compared to a net loss of $(0.13) per applicable common share for the second quarter of fiscal 2001.

     For the six-month period ended December 31, 2001, the Company reported a decrease of approximately $5 million or 46% in total revenues to $5.8 million, compared with $10.8 million for the comparable period in the previous fiscal year. Net loss for the first six-months of fiscal 2002 was $28 million, which includes approximately $16.8 million in non-cash charges for the impairment of intangible assets and manufacturing equipment, the amortization of acquisition intangible assets and goodwill and stock-based compensation expense. In addition, the Company recorded charges of approximately $1.4 million related to the proposed settlement of pending litigation and $1.2 million for the write-off of inventory. Net loss applicable to common shareholders for the first six

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months of fiscal 2002 was $28 million or $(1.45) per  applicable  common  share, compared to a net loss applicable to common shareholders of $25.8 million or $(1.38) per applicable common share for the first six months of fiscal 2001. Excluding the non-cash charges and other charges for legal costs and inventory write-off, discussed above, which contributed $(0.86), $(0.07) and $(0.06) respectively, to the net loss per share for the first six months of fiscal 2002 and $(1.11) to the net loss per share for the first six months of fiscal 2001 respectively, the net loss per applicable common share would have been $(0.46) in the first six months of fiscal 2002, as compared to a net loss of $(0.27) per applicable common share for the first six months of fiscal 2001.

Robert Ripp, President and CEO, commented, "The continuing telecommunications sector issues have made it difficult for LightPath to achieve its revenue expectations this quarter. However, our design wins have increased our customer base and backlog coverage indicates that sales for the second half of fiscal 2002 will exceed $7 million, an increase from the first six months of fiscal 2002 sales of $5.8 million. A number of significant positive internal trends were established at LightPath this quarter. We continued to reduce our overall expenditures. During the second quarter our recurring operational costs (excluding non-cash and other charges) were approximately $400,000 less than the first quarter. This improvement was approximately $500,000 more than our original expectations at the beginning of the quarter. Our cash flow requirements for the second quarter were $4.2 million just about equal to the first quarter cash requirements of $4.3 million on a lower sales base. We believe our cash flow deficits from operations have bottomed with this quarter."

Mr. Ripp continued, "While we do not know when the telecommunications sector will return to robust growth, we believe we are well positioned to grow in a flat to modestly down industry trend. However, to be prudent in managing our cash flow, LightPath has a number of initiatives in process to reduce our quarterly operating expenditures by $1.2 million by the fourth quarter of fiscal 2002 and another $0.6 million by December 2002. We believe this will reduce our cash flow deficit by 50% in the fourth quarter of fiscal 2002 and we will be near breakeven cash flow for the December 2002 quarter. To accomplish this cumulative $1.8 million operational quarterly savings we are eliminating low margin product lines, improving labor and material efficiencies, reducing administrative costs and deferring any additional effort on the switch project formerly being done at the New Jersey site."

Mr. Ripp concluded, "The LightPath team continues to provide value to its customers, believes it is well positioned in the marketplace and is committed to deliver strong financial performance."

LIGHTPATH MANUFACTURES PROPRIETARY COLLIMATOR ASSEMBLIES, GRADIUM(R) GLASS PRODUCTS AND OTHER OPTICAL TELECOMMUNICATIONS PRODUCTS AT ITS HEADQUARTERS IN ALBUQUERQUE. THE COMPANY'S SUBSIDIARIES MANUFACTURE ISOLATOR PRODUCTS UTILIZING PROPRIETARY AUTOMATION TECHNOLOGY IN WALNUT, CALIFORNIA, AND PRECISION MOLDED ASPHERIC OPTICS USED IN THE ACTIVE TELECOM COMPONENTS MARKET IN ORLANDO,

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FLORIDA.  ADDITIONALLY,  THE  COMPANY  HAS A  UNIQUE  AND  PROPRIETARY  LINE  OF
ALL-GLASS DIFFRACTION GRATINGS (STABLESIL(R)) FOR TELECOM APPLICATIONS AS WELL AS A PRODUCT FAMILY OF SOL-GEL BASED WAVEGUIDES. THE COMPANY HAS 49 U.S. PATENTS, PLUS 5 MORE PENDING, ASSOCIATED WITH ITS OPTICAL TECHNOLOGIES. IN ADDITION, VARIOUS FOREIGN COUNTRIES HAVE ISSUED A TOTAL OF 29 PATENTS WITH 15 PATENTS PENDING. LIGHTPATH COMMON STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE STOCK SYMBOL LPTH.

Contacts:          Donna Bogue, CFO of LightPath
                   LightPath Technologies, Inc. (505) 342-1100
                   Internet: www.lightpath.com

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                          LIGHTPATH TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

                                                      THREE MONTHS ENDED               SIX MONTHS ENDED
                                                          DECEMBER 31                     DECEMBER 31
                                                 ----------------------------    ----------------------------
                                                     2001            2000            2001            2000
                                                 ------------    ------------    ------------    ------------
Revenues                                         $  2,396,871    $  7,760,606    $  5,854,917    $ 10,825,545
Cost of sales                                       3,804,654       4,711,487       6,918,421       6,436,261
Selling, general and administrative                 2,888,398       4,275,338       6,725,666       7,683,828
Research and development                            2,169,419       1,768,900       4,221,873       3,131,243
Stock-based compensation                            1,876,250       2,782,773       4,706,025       5,482,773
Impairment of long lived and intangible assets      6,955,229              --       6,955,229              --
Acquired in process research and development               --              --              --       9,100,000
Amortization of goodwill and intangibles            2,410,063       3,676,212       5,100,819       6,214,342
                                                 ------------    ------------    ------------    ------------
Operating loss                                    (17,707,142)     (9,454,104)    (28,773,116)    (27,222,902)
Other income, net                                      89,716         609,143         799,439       1,439,208
                                                 ------------    ------------    ------------    ------------
Net loss                                         $(17,617,426)   $ (8,844,961)   $(27,973,677)   $(25,783,694)
Net loss applicable to common shareholders       $(17,639,833)   $ (8,863,512)   $(28,021,693)   $(25,829,158)
                                                 ============    ============    ============    ============

Basic and diluted net loss per share             $       (.91)   $       (.46)   $      (1.45)   $      (1.38)
                                                 ============    ============    ============    ============

Number of shares used in per share calculation     19,392,308      19,242,857      19,381,738      18,785,241
                                                 ============    ============    ============    ============


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                          LIGHTPATH TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                      DECEMBER 31      JUNE 30
                                                         2001           2001
                                                      -----------    -----------

Cash and cash equivalents                             $20,777,024    $29,273,034
Trade account receivable, net                           1,937,183      2,579,483
Inventories                                             3,984,708      5,414,587
Other current assets                                      659,174      1,058,187
                                                      -----------    -----------
  Total current assets                                 27,358,089     38,325,291
Property and equipment, net                            11,699,853     12,046,891
Goodwill and intangibles, net                          10,908,448     25,683,341
Investment and other                                    8,440,065      8,234,885
                                                      -----------    -----------
    Total assets                                      $58,406,455    $84,290,408
                                                      ===========    ===========

Accounts payable                                      $   789,855    $ 1,276,204
Other current liabilities                               2,568,292      1,673,990
                                                      -----------    -----------
  Total current liabilities                             3,358,147      2,950,194
Deferred income taxes and other liabilities                    --      3,316,304
Stockholders' equity                                   55,048,308     78,023,910
                                                      -----------    -----------
    Total liabilities and stockholders' equity        $58,406,455    $84,290,408
                                                      ===========    ===========


                          LIGHTPATH TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)

                                SIX MONTHS ENDED

                                                  DECEMBER 31      DECEMBER 31
                                                      2001             2000
                                                  ------------     ------------

Cash and cash equivalents at end of period        $ 20,777,024     $ 38,247,078
                                                  ============     ============

Net loss adjusted for noncash charges               (9,733,325)      (3,857,260)
Net cash used for working capital                    3,058,966       (5,714,684)
                                                  ------------     ------------
Net cash used for operations                      $ (6,674,359)    $ (9,571,944)
Net cash used in investing activities               (1,987,880)     (11,254,898)
Net cash provided by financing activities              166,229          345,790
                                                  ------------     ------------
Total cash decrease during the period             $ (8,496,010)    $(20,481,052)
                                                  ------------     ------------

                                     --END--

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